CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
DJIA	$588,200	$18.06
NDX	$1,730,000	$53.11
SPX	$10,785,000	$331.10
RTY	$840,000	$25.79

November 2007 Pricing Supplement No. 409 Registration Statement No. 333-131266 Dated November 23, 2007 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the index valuation date.
This pricing supplement offers four separate PLUS, each relating to a different underlying index.  Each offering provides exposure to a single underlying index.  The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering.
FINAL TERMS FOR EACH PLUS
Issuer:	Morgan Stanley
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	December 20, 2008
Payment at maturity:
If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x index percentage increase
Index percentage increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date. See “Specific Final Terms for Each PLUS” below.
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.
Stated principal amount:	$10
Issue price:	$10 (see “Syndicate Information” on page 3)
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
Listing:	None of the PLUS will be listed on any securities market.

SPECIFIC FINAL TERMS FOR EACH PLUS
Underlying index:	Dow Jones Industrial AverageSM (“DJIA”)	NASDAQ-100 Index® (“NDX”)	S&P 500® Index (“SPX”)	Russell 2000® Index (“RTY”)
Initial index value:	12,980.88	2,028.90	1,440.70	755.03
Valuation date:	December 18, 2008	December 18, 2008	December 18, 2008	December 18, 2008
Leverage factor:	300%	300%	300%	300%
Maximum payment at maturity:	$11.50 (115%)	$11.70 (117%)	$11.50 (115%)	$12.00 (120%)
CUSIP:	617475264	617475272	617475280	617475298
Listing ticker symbol:	None	None	None	None
Securities exchange for listing:	None	None	None	None

	Per DJIA PLUS	Total	Per NDX PLUS	Total	Per SPX PLUS	Total	Per RTY PLUS	Total
Price to public:(1)	$10	$588,200	$10	$1,730,000	$10	$10,785,000	$10	$840,000
Agent’s commissions:(1)(2)	$0.15	$8,823	$0.15	$25,950	$0.15	$161,775	$0.15	$12,600
Proceeds to company:	$9.85	$579,377	$9.85	$1,704,050	$9.85	$10,623,225	$9.85	$827,400

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 3 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007            Prospectus dated January 25, 2006

Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Fact Sheet
This pricing supplement offers four separate PLUS, each relating to a different underlying index.  Each PLUS provides exposure to a single underlying index.  You may choose to invest in one or more of the PLUS described below.  The performance of each PLUS will not depend on the performance of any other PLUS or index.

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November 23, 2007	November 30, 2007 (5 business days after the pricing date)	December 20, 2008, subject to postponement due to a market disruption event

Key Terms Applicable to Each PLUS
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS (See “Syndicate Information” on page 3)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date. See “Specific Final Terms for Each PLUS” below.
Final index value:	The index closing value of the underlying index on the valuation date, as reported under the Bloomberg ticker symbol or, in each case, any successor symbol, set forth in the table below.
Index performance factor:	(final index value / initial index value)
Postponement of maturity date:
For each PLUS, if the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of that PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 6.

Specific Final Terms for Each PLUS
Underlying index:	Dow Jones Industrial Average (“DJIA”)	NASDAQ-100 Index (“NDX”)	S&P 500 Index (“SPX”)	Russell 2000 Index (“RTY”)
Bloomberg ticker symbol:	“INDU”	“NDX”	“SPX”	“RTY”
Initial index value:	12,980.88	2,028.90	1,440.70	755.03
Valuation date:	December 18, 2008	December 18, 2008	December 18, 2008	December 18, 2008
Leverage factor:	300%	300%	300%	300%
Maximum payment at maturity:	$11.50 (115%)	$11.70 (117%)	$11.50 (115%)	$12.00 (120%)
CUSIP:	617475264	617475272	617475280	617475298
Listing ticker symbol:	None	None	None	None
Securities exchange for listing:	None	None	None	None
Underlying index publisher:	Dow Jones & Company, Inc.	The NASDAQ Stock Market, Inc.	Standard & Poor’s Corporation	Frank Russell Company

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Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	None of the PLUS will be listed on any securities market.
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the  PLUS.

Assuming this characterization of the PLUS is respected and subject to the discussion under “Description of PLUS – United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result:

•  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the  PLUS for more than one year.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with each PLUS by taking positions in futures and options contracts on the respective underlying index or the shares comprising an underlying index.  Such purchase activity could have increased the value of such underlying index and therefore the value at which that underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$10.00	$0.15	<$999K
$9.975	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of four separate PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The hypothetical payoff diagram below illustrates the payment at maturity on a PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical Maximum payment at maturity:	$11.60 (116% of the stated principal amount)

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of any PLUS.  Actual terms will vary for each PLUS.

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 105.3334% of the initial index value.

▪	If the underlying index appreciates 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying index appreciates 25%, the investor would receive the hypothetical maximum payment at maturity of 116% of the stated principal amount, or $11.60.

▪
If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

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Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

▪	If the underlying index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final index value is less than or equal to the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    ✗    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in each PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value the payout at maturity for that PLUS will be an amount in cash that is less than the $10 stated principal amount of that PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of a PLUS is limited by the maximum payment at maturity as specified on the cover of this pricing supplement.  Although the leverage factor provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final index value, as a percentage of the initial index level, surpasses approximately (i) 105%, in the case of the DJIA PLUS, (ii) 105.6667% in the case of the NDX PLUS, (iii) 105%, in the case of the SPX PLUS or (iv) 106.6667% in the case of the RTY PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Not equivalent to investing in the underlying index.  Investing in any PLUS is not equivalent to investing in the respective underlying index or its component stocks.  Investors in any of these PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the respective underlying index.

▪
Adjustments to an underlying index could adversely affect the value of the PLUS on that index.  An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index for that PLUS that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request

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Performance Leveraged Upside SecuritiesSM

a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement for PLUS.

Other Risk Factors

▪
Secondary trading may be limited.  None of the PLUS will be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  Because it is not possible to predict whether the markets for the PLUS will be liquid or illiquid, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could have adversely affected the value of the underlying index for each PLUS and, as a result, could have decreased the amount an investor may receive on a PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore could have increased the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Indices

The Dow Jones Industrial Average.  The Dow Jones Industrial Average is a price-weighted average comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., as representative of the broad market of U.S. industry. The Dow Jones Industrial Average is described under the heading “Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial Average” in Annex A of the prospectus supplement for PLUS.

License Agreement between Dow Jones & Company, Inc. and Morgan Stanley & Co. Incorporated.  “Dow Jones Industrial Average,” “Dow JonesSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the PLUS. See “Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial Average—License Agreement between Dow Jones and Morgan Stanley” in the prospectus supplement for PLUS.

The NASDAQ-100 Index.  The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The NASDAQ-100 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index” in Annex A of the prospectus supplement for PLUS.

License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley & Co. Incorporated.  The “NASDAQ®,” “NASDAQ-100®”, “NASDAQ Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The NASDAQ Stock Market, Inc., which with its affiliates we refer to as NASDAQ, and have been licensed for use by Morgan Stanley.  The PLUS have not been passed on by NASDAQ as to their legality or suitability.  The PLUS are not issued, endorsed, sold or promoted by NASDAQ.  NASDAQ makes no warranties and bears no liability with respect to the PLUS.  See “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index—License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley” in the prospectus supplement for PLUS.

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The S&P 500® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in Annex A of the prospectus supplement for PLUS.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index — License Agreement between S&P and Morgan Stanley” in the prospectus supplement for PLUS.

The Russell 2000 Index. The Russell 2000 Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000 Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  For additional information about the Russell 2000 Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information—Russell 2000 Index” in Annex A of the prospectus supplement for PLUS.

License Agreement between The Frank Russell Company and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.  See “Underlying Indices and Underlying Index Publishers Information—Russell 2000 Index” in Annex A of the prospectus supplement for PLUS.

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Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of each underlying index for each quarter in the period from January 1, 2002 through November 23, 2007.  The closing values of the Dow Jones Industrial Average, the NASDAQ-100 Index, the S&P 500 Index and the Russell 2000 Index on November 23, 2007 were 12,980.88, 2,028.90, 1,440.70 and 755.03, respectively.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the level of the each underlying index on the valuation date.  The payment of dividends on the stocks that constitute each underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity for any PLUS.

Dow Jones Industrial Average	High	Low	Period End
2002
First Quarter	10,635.25	9,618.24	10,403.94
Second Quarter	10,381.73	9,120.11	9,243.26
Third Quarter	9,379.50	7,591.93	7,591.93
Fourth Quarter	8,931.68	7,286.27	8,341.63
2003
First Quarter	8,842.62	7,524.06	7,992.13
Second Quarter	9,323.02	8,069.86	8,985.44
Third Quarter	9,659.13	9,036.04	9,275.06
Fourth Quarter	10,453.92	9,469.20	10,453.92
2004
First Quarter	10,737.70	10,048.23	10,357.70
Second Quarter	10,570.81	9,906.91	10,435.48
Third Quarter	10,342.79	9,814.59	10,080.27
Fourth Quarter	10,854.54	9,749.99	10,783.01
2005
First Quarter	10,940.55	10,368.61	10,503.76
Second Quarter	10,623.07	10,012.36	10,274.97
Third Quarter	10,705.55	10,270.68	10,568.70
Fourth Quarter	10,931.62	10,215.22	10,717.50
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter (through November 23, 2007)	14,164.53	12,799.04	12,980.88

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NASDAQ-100 Index	High	Low	Period End
2002
First Quarter	1,675.03	1,348.25	1,452.81
Second Quarter	1,478.52	1,022.74	1,051.41
Third Quarter	1,060.89	832.52	832.52
Fourth Quarter	1,127.06	804.64	984.36
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter (through November 23, 2007)	2,238.98	1,982.16	2,028.90

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S&P 500 Index	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter (through November 23, 2007)	1,565.15	1,416.77	1,440.70

November 2007	Page 11

Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Russell 2000 Index	High	Low	Period End
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter (through November 23, 2007)	845.72	740.30	755.03

November 2007	Page 12

Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 2 to prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007:
http://www.sec.gov/Archives/edgar/data/895421/000095010307002566/dp07308_424b2.htm

Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

November 2007	Page 13